Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Anthony Sanzio (Media)
(856) 968-4390
Leonard F. Griehs (Analysts)
(856) 342-6428
CAMPBELL REPORTS FIRST QUARTER RESULTS.
Earnings Per Share from Continuing Operations Were $.70, an Increase of 6 Percent.
Sales Increased 7 Percent.
     CAMDEN, N.J., November 19, 2007—Campbell Soup Company (NYSE: CPB) today reported earnings from continuing operations for the quarter ended October 28, 2007 of $270 million, compared to $269 million in the prior year. Earnings per share from continuing operations for the current quarter were $.70, compared to $.66 in the year-ago period, an increase of 6 percent, reflecting a lower average number of diluted shares outstanding due to the company’s share repurchase programs.
     For the first quarter, sales increased 7 percent to $2.298 billion. Sales for the quarter reflect the following factors:
•	Volume and mix added 4 percent

•	Price and sales allowances added 1 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 3 percent

     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We are satisfied with our sales performance in the quarter, which was driven by solid overall volume growth. We are pleased with the performance of many businesses in our portfolio, including the strong top line growth in our baking and snacking business and our U.S. beverage business, which continued its strong growth trend. U.S. soup sales declined slightly compared to a very strong quarter a year ago when we launched our new line of lower sodium soups. U.S. soup results also were significantly impacted by an exceptionally warm autumn.”
     Conant continued, “Overall, the company’s gross margins were negatively impacted in the quarter primarily due to higher cost inflation, which was not sufficiently offset by our pricing actions. We plan to improve our margin performance during the year through a combination of greater price realization and ongoing productivity improvements.”
     Conant concluded, “We remain confident in our products and plans for all of our businesses, including U.S. soup. As we head into the key consumption period for soup, I fully expect that our U.S. soup business will deliver better performance as the year progresses.”
     The company confirmed its previous fiscal 2008 guidance. Campbell expects its continuing operations to deliver sales growth in excess of its long-term target range of between 3 and 4 percent, due in part to a 53rd week of sales this fiscal year. The company also expects to deliver EBIT growth between 7 and 9 percent from the fiscal 2007 adjusted base of $1.250 billion and earnings per share growth from continuing operations between 5 and 7 percent from the fiscal 2007 adjusted base of $1.95, consistent with its long-term EPS growth target.
     A detailed reconciliation of the adjusted fiscal 2008 and 2007 financial information to the reported information is attached to this release.
First Quarter Financial Details
•	Gross margin decreased to 41.5 percent from 42.6 percent in the prior year. The decline was primarily due to cost inflation and higher promotional spending, partially offset by productivity gains and higher selling prices.

•	Marketing and selling expenses increased $32 million to $348 million, primarily due to higher advertising expenses, currency, and higher selling expenses, principally in Godiva.

•	At the end of the quarter, total debt was $2.814 billion compared to $2.863 billion a year ago. Net debt, or total debt minus cash and cash equivalents, was $2.737 billion compared to $2.633 billion a year ago, an increase of $104 million.

•	Cash flow from operations in the quarter was a source of $74 million as compared to a use in the prior year of $88 million. The prior year included a payment of $83 million to settle foreign currency hedges related to the company’s divested U.K. and Ireland businesses. The current year benefited from a lower increase in working capital, principally accounts receivable and inventory.

•	Administrative expenses increased $17 million to $152 million. The increase was primarily due to higher compensation and benefits costs, including those related to the company’s North American business realignment announced in October, and currency.

•	The tax rate was 30.6 percent compared to 32.2 percent a year ago. The lower tax for the quarter was primarily driven by a tax rate reduction in Germany. For Fiscal 2008, Campbell expects a full-year tax rate of approximately 32 percent.

•	During the first quarter, Campbell repurchased 2 million shares for $78 million under two programs: the three-year $600 million share repurchase plan announced in November 2005 and Campbell’s ongoing practice of buying back shares sufficient to offset shares issued under incentive compensation plans.
Summary of Fiscal 2008 First Quarter Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $1.097 billion, an increase of 4 percent compared to a year ago. The change in sales reflects the following factors:
•	Volume and mix added 6 percent

•	Increased promotional spending subtracted 2 percent
     Total soup sales for the quarter declined 1 percent, compared to 10 percent growth a year ago, driven by the following:
•	Sales of “Campbell’s” condensed soups declined 2 percent, driven by lower sales of condensed eating soups.

•	Sales of ready-to-serve soups declined 2 percent for the quarter. Sales increases in “Campbell’s Select” and “Campbell’s Chunky” canned soups were driven by increased promotions and advertising. “Campbell’s Chunky” soup sales also benefited from the launch of the new Chunky Fully Loaded soups. These gains were more than offset by declines in the company’s convenience platform, which includes soups in microwavable bowls and cups.

•	U.S. soup sales benefited from “Campbell’s” lower sodium soups, which continued to perform well.

•	Sales of “Swanson” broth increased 8 percent due to increased advertising and the introduction of new sizes of existing aseptic varieties.
     Operating earnings were $310 million compared with $322 million in the prior-year period. The decrease in operating earnings was primarily due to cost inflation and increased advertising and promotional spending, partially offset by higher sales volumes and productivity gains.
     Highlights of this segment’s other businesses include:
•	Beverage sales increased double digits, with gains in “V8” vegetable juice, “V8 V-Fusion” juice, “V8 Splash” juice drinks, and “Campbell’s” tomato juice. Increased sales were driven by the continued strong consumer demand for healthy beverages, increased advertising, and a new agreement with Coca-Cola North America and Coca-Cola Enterprises Inc. for distribution of

Campbell’s refrigerated single-serve beverages in the U.S. and Canada.

•	“Prego” pasta sauce sales increased double digits, while sales of “Pace” Mexican sauces declined.
Baking and Snacking
     Sales for Baking and Snacking were $532 million, up 10 percent from a year ago. A breakdown of the change in sales follows:
•	Volume and mix added 3 percent

•	Price and sales allowances added 3 percent

•	Currency added 5 percent

•	The divestiture of the company’s Papua New Guinea operations subtracted 1 percent
     Further details of sales results include the following:
•	Pepperidge Farm achieved sales growth with gains in each of its businesses—bakery, cookies and crackers, and frozen.
ο	In the cookies and crackers business, sales gains were driven primarily by the growth of “Goldfish” crackers and strong performance of soft baked and 100-calorie pack cookies.

ο	The bakery business also delivered solid sales gains behind whole-grain breads, sandwich rolls, and bagels.
•	Arnott’s sales increased double digits primarily due to the favorable impact of currency and gains in the biscuits business, partially offset by declines in the snack foods business. The growth in the biscuit business was due to gains in “Tim Tam” chocolate biscuits, as well as sweet and savory products.
     Operating earnings were $73 million compared with $68 million in the prior-year period. The increase in operating earnings was driven by the favorable impact of currency. Within Arnott’s, gains in the biscuit business were offset by an earnings decline in the snack foods business. In Pepperidge Farm, sales gains were offset by the impact of higher commodity costs.
International Soup, Sauces and Beverages
     Sales for International Soup, Sauces and Beverages were $389 million, an increase of 12 percent compared to a year ago. The change in sales reflects the following factors:
•	Volume and mix added 3 percent

•	Price and sales allowances added 1 percent

•	Currency added 8 percent
     Excluding the impact of currency, sales growth was driven by solid gains in the company’s businesses in Canada, Mexico, the Asia Pacific region, Belgium, and France.
     Operating earnings were $51 million compared to $48 million in the year-ago period. The increase in operating earnings was driven by the favorable impact of currency and improved sales performance, partially offset by increased expenses to establish Campbell’s businesses in Russia and China. Campbell’s soup products are now available in both markets, as planned.

Other
     The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
     Sales were $280 million, up 3 percent from a year ago. A breakdown of the change in sales follows:
•	Volume and mix added 2 percent

•	Price and sales allowances added 1 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 1 percent
     Further details of sales results include the following:
•	Godiva Chocolatier sales increased double digits due to growth in all regions and the favorable impact of currency.

•	Away From Home sales decreased, with the favorable impact of currency more than offset by declines in frozen entrees and refrigerated soups.
     Operating earnings were $25 million, compared to $26 million in the prior-year period.
     As previously announced, Campbell is exploring strategic alternatives, including possible divestiture, for the Godiva business.
     Unallocated Corporate expenses increased $2 million to $28 million.

Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2008 and 2007 financial information to the reported financial information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on November 19, 2007 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-219-5885 and non-U.S. participants at 1-703-639-1124. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event / Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight November 23, 2007 at 1-888-266-2081 or 1-703-925-2533. The access code is 1152446.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.

     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
     Other includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high quality foods and simple meals, including soup, baked snacks, vegetable-based beverages, and premium chocolate products, with annual revenues in excess of $7.8 billion. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
Forward-Looking Statements
     This release contains “forward-looking statements” that reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 28,	October 29,
	2007	2006
Net sales	$2,298	$2,153

Costs and expenses
Cost of products sold	1,344	1,236
Marketing and selling expenses	348	316
Administrative expenses	152	135
Research and development expenses	27	26
Other expenses / (income)	(4)	2

Total costs and expenses	1,867	1,715

Earnings before interest and taxes	431	438
Interest, net	42	41

Earnings before taxes	389	397

Taxes on earnings	119	128

Earnings from continuing operations	270	269
Earnings from discontinued operations	—	22

Net earnings	$270	$291

Per share — basic
Earnings from continuing operations	$.71	$.68
Earnings from discontinued operations	—	.06

Net earnings	$.71	$.74

Dividends	$.22	$.20

Weighted average shares outstanding — basic	379	395

Per share — assuming dilution
Earnings from continuing operations	$.70	$.66
Earnings from discontinued operations	—	.05

Net earnings	$.70	$.72

Weighted average shares outstanding
— assuming dilution	388	405

The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 28,	October 29,	Percent
Sales	2007	2006	Change
Contributions:
U.S. Soup, Sauces and Beverages	$1,097	$1,052	4%
Baking and Snacking	532	484	10%
International Soup, Sauces and Beverages	389	346	12%
Other	280	271	3%

Total sales	$2,298	$2,153	7%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$310	$322	(4%)
Baking and Snacking	73	68	7%
International Soup, Sauces and Beverages	51	48	6%
Other	25	26	(4%)

Total operating earnings	459	464	(1%)
Unallocated corporate expenses	(28)	(26)

Earnings before interest and taxes	431	438	(2%)
Interest, net	(42)	(41)
Taxes on earnings	(119)	(128)

Earnings from continuing operations	270	269	0%
Earnings from discontinued operations	—	22

Net earnings	$270	$291	(7%)

Per share — assuming dilution
Earnings from continuing operations	$.70	$.66	6%
Earnings from discontinued operations	—	.05

Net earnings	$.70	$.72

The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	October 28,	October 29,
	2007	2006
Current assets	$2,018	$2,092

Plant assets, net	2,064	1,939

Intangible assets, net	2,598	2,362

Other assets	378	506

Total assets	$7,058	$6,899

Current liabilities	$2,612	$2,556

Long-term debt	1,773	2,116

Other liabilities	1,168	959

Shareowners’ equity	1,505	1,268

Total liabilities and shareowners’ equity	$7,058	$6,899

Total debt	$2,814	$2,863

Cash and cash equivalents	$77	$230

Net debt	$2,737	$2,633

Certain reclassifications were made to prior year financial statements.

Reconciliation of GAAP and Non-GAAP Financial Measures
First Quarter October 28, 2007
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company’s financial position at October 28, 2007 and October 29, 2006, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	October 28, 2007	October 29, 2006
Current notes payable	$1,041	$747
Long-term debt	1,773	2,116

Total debt	$2,814	$2,863

Less: Cash and cash equivalents	(77)	(230)

Net debt	$2,737	$2,633

Items Impacting Earnings From Continuing Operations in Fiscal 2007
The company believes that financial information excluding certain tax matters and other transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.
The following items impacted earnings from continuing operations in fiscal 2007:
(1)	In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 million ($13 million after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation.

(2)	In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 million resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties. In addition, the company reduced net interest expense by $4 million ($3 million after tax). The aggregate impact on earnings from continuing operations was $25 million, or $.06 per share.

(3)	In the second quarter of fiscal 2007, the company recorded a pre-tax gain of $23 million ($14 million after tax or $.04 per share) associated with the sale of an idle manufacturing facility.

The table below reconciles financial information, presented in accordance with GAAP, to financial information excluding the impact of certain tax matters and other transactions:
(millions, except per share amounts)

		Year Ended
		July 29, 2007
Earnings before interest and taxes, as reported		$1,293
Deduct:	Reversal of legal reserves (1)	(20)
Deduct:	Gain on sale of an idle manufacturing facility (3)	(23)

Adjusted Earnings before interest and taxes		$1,250

Interest, net, as reported		$144
Add:	Reduction in interest expense related to the settlement of the APA (2)	4

Adjusted Interest, net		$148

Adjusted Earnings before taxes		$1,102

Taxes on earnings, as reported		$326
Deduct:	Tax impact of reversal of legal reserves (1)	(7)
Deduct:	Tax impact of reduction of interest expense related to settlement of the APA (2)	(1)
Add:	Tax benefit from settlement of the APA (2)	22
Deduct:	Tax impact of gain on sale of an idle manufacturing facility (3)	(9)

Adjusted Taxes on earnings		$331

Adjusted effective income tax rate		30.0%

Earnings from continuing operations, as reported		$823
Deduct:	Net adjustment related to reversal of legal reserves (1)	(13)
Deduct:	Net benefit from settlement of the APA (2)	(25)
Deduct:	Gain on sale of an idle manufacturing facility (3)	(14)

Adjusted Earnings from continuing operations		$771

Diluted earnings per share — continuing operations, as reported		$2.08
Deduct:	Net adjustment related to reversal of legal reserves (1)	(0.03)
Deduct:	Net benefit from settlement of the APA (2)	(0.06)
Deduct:	Gain on sale of an idle manufacturing facility (3)	(0.04)

Adjusted Diluted earnings per share — continuing operations		$1.95